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Accountants and Business Advisors
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Shareholders
Land America Tax and Flood Services, Inc,
We have examined management's assertion, included in the accompany ing Report on Assessment of Compliance with Regulation AB Servicing Criteria ("Management's Report"), that Land America Tax and
Flood Services, Inc. (the "Company") complied with the servicing criteria set forth in item 1122(d) of the U.S.
Securities and Exchange Commission's Regulation AB for the residential and commercial mortgage backed securities for which the Company served as third-party property tax payment provider on the underlying collateral
(the "Platform") as of and for the year ended December 31, 2007, excluding criteria 1122(d)(1)(i)--(iv),
1122(d)(2)(i)--(vii), 1122(d)(3)(i)--(iv), 1122(d)(4)(i)--(x) and 1122(d)(4)(xiii)--(xv), which management has determined are not applicable to the activities performed by the Company with respect to the Platform.
Management is responsible for the Company's compliance with the applicable servicing criteria. Our responsibility is to express an opinion on management's assertion about the Company's compliance with the applicable servicing criteria for the Platform based on our examination.
Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight
Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria for the Platform and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities constituting the Platform and evaluating whether the Company performed servicing activities related to those transactions and securities in compliance with the applicable servicing criteria for the period covered by this report. Accordingly, our testing may not have included servicing activities related to each asset-backed transaction or security constituting the Platform. Further, our examination was not designed to detect material noncompliance that may have occurred prior to the period covered by this report and that may have affected the
Company's servicing activities during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. ()in- examination does not provide a legal determination on the Company's compliance with the applicable servicing criteria.
In our opinion, management's assertion that Land America Tax and Flood Services, Inc.
complied with the aforementioned applicable servicing criteria as of and for the year ended
December 31, 2007 is fairly stated, in all material respects.
/ s / G r a n t T h o r n t o n L L P
San Diego, CA
February 6, 2008
12340 El Camino Real
Suite 220
San Diego, CA 92130
T 858.704.8000
F 858.704.8099
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